Exhibit 99.2

January 16, 2019

Board of Directors

Community 1st Bank

707 North Post Street

Post Falls, ID 83854

Members of the Board:

We hereby consent to the inclusion of our opinion letter to the Board of Directors of Community 1st Bank (the “Company”) as an Appendix to the Proxy Statement/Prospectus relating to First Interstate BancSystem, Inc.’s proposed acquisition of the Company contained in the Registration Statement on Form S-4 as filed with the Securities and Exchange Commission by the Company, and to the references to our firm and such opinion in such Registration Statement. In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended (the “Act”), or the rules and regulations of the Securities and Exchange Commission thereunder (the “Regulations”), nor do we admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “experts” as used in the Act or the Regulations.

D.A. Davidson & Co.

Great Falls, Montana

Investment Banking

8 Third Street North ● Great Falls, MT 59401 ● (800) 332-5915 ● FAX (406) 791-7315

www.davidsoncompanies.com